Exhibit 16.1

March 21, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Empire Resorts, Inc.

Ladies and Gentlemen:

We have read the statements made by Empire Resorts, Inc. in Item 4.01 of the accompanying Form 8-K (Commission file number 001-12522), which is being filed with the U.S. Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Friedman LLP